Exhibit 10.1
Wachovia Bank, N.A.
171 17th Street, Northwest, 6th Floor
Atlanta, GA 30363
April 27, 2009
Wachovia
Mr. Charles Roberts
450 Northridge Parkway, Suite 300
Atlanta, GA 30350

RE:
Promissory Note from Roberts Properties Residential (“Borrower”) to Wachovia Bank, National Association (“Wachovia”) in the original principal amount of $8,175,000.00 dated March 31, 2008, including any amendments (the “Note”).
Obligor # 7463771493 Obligation # 2021178

Dear Mr. Roberts:
Wachovia has agreed to extend the term of the Note, which will mature or has matured on April 30, 2009. Accordingly, this letter shall constitute Wachovia’s agreement and formal notice to you, as follows:
Extension. Wachovia hereby extends, on the same terms and conditions as presently in effect, the maturity of the Note to July 31, 2009, at which time the outstanding principal balance, accrued interest and all other amounts due under the Note shall become due and payable. All periodic payments required under the Note shall be made during this extension period.
No Other Changes. Extension on the maturity date as stated herein is the only change to the Note. Except as extended by this letter, the Note and all other Loan Documents (as defined in the Note) shall continue in full force and effect. Should you have any questions, do not hesitate to call.

Very truly yours, Wachovia Bank, National Association
By:	/s/ Mary Lucy Lester
Mary Lucy Lester